
                                                     EXHIBIT 11.1

                                   STATEMENTS RE: COMPUTATION OF NET LOSS PER SHARE
                                       (In thousands, except per share amounts)



                                                              Nine Months Ended
                                                                September 30,             Years Ended December 31,
                                                            ----------------------     ---------------------------
                                                                1997       1996        1996        1995        1994
                                                                ----       ----        ----        ----        ----
                                                                   (Unaudited)
Historical
Weighted average shares of common stock outstanding           10,034       6,525       6,825         877         711
Shares related to Staff Accounting Bulletin topic 4D:
    Common stock, stock options and warrants                    --          --          --           936         943
    Preferred stock                                             --          --          --         2,622       2,622
                                                            --------    --------    --------    --------    --------
Total shares used in computing net loss per share             10,034       6,525       6,825       4,435       4,276
                                                            ========    ========    ========    ========    ========

Net loss                                                    $(23,040)   $(12,475)   $(18,514)   $(10,372)   $ (7,850)
Convertible preferred stock, Series A preferred dividends       (110)       --          --          --          --
                                                            --------    --------    --------    --------    --------
Net loss used in computing net loss per share               $(23,150)   $(12,475)   $(18,514)   $(10,372)   $ (7,850)
                                                            ========    ========    ========    ========    ========


Historical net loss per share                               $  (2.31)   $  (1.91)   $  (2.71)   $  (2.34)   $  (1.84)
                                                            ========    ========    ========    ========    ========
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